FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT



	THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (the "Amendment"), dated as of December 3, 1996, is entered into among FINOVA CAPITAL CORPORATION, a Delaware corporation ("FINOVA"), with a place of business at 355 South Grand Avenue, Suite 2400, Los Angeles, California 90071,and KEYSTONE LINES, a California corporation ("Keystone"), CAROLINA NATIONAL LOGISTICS INC., an Indiana corporation ("CNL"), CAROLINA NATIONAL TRANSPORTATION INC., an Indiana Corporation ("CNT"), GULF LINE TRANSPORT INC., an Indiana corporation ("GLT") and GULF LINE BROKERAGE INC., an Indiana corporation ("GLB"), (jointly and severally, individually, a "Borrower", and collectively, the "Borrowers") with their chief executive office located at 1000 Colfax, Gary, Indiana 46406, and L.R.S. TRANSPORTATION, INC., an Indiana corporation ("LRS").

	RECITAL

A. 	Keystone, LRS and FINOVA have previously entered into that certain
Loan and Security Agreement dated as of May 31, 1995 (the "Loan Agreement"), pursuant to which FINOVA has made certain loans and financial accommodations available to Keystone and LRS. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. 	US 1 Industries, Inc., an Indiana corporation ("US1") is the parent of Keystone and Keystone is the parent of LRS.

C. 	LRS has ceased business operations and desires to withdraw as a
Borrower under the Loan Agreement, there being no Revolving Loan advances under the Loan Agreement currently outstanding to LRS.

D. 	US1 has formed additional transportation subsidiaries, CNL, CNT,
GLT and GLB (the "Additional Subsidiaries, and, together with Keystone, the "Constituent Entities") and Keystone acting on instructions from US1, has requested that FINOVA agree to add the Additional Subsidiaries as co-borrowers under the Loan Agreement.

E. 	Keystone and the Additional Subsidiaries, as sister corporations to
Keystone, and wholly owned subsidiaries of US1, are inter-related entities which, collectively, constitute an integrated provider of transportation services, with US1 providing all administrative services for Keystone and the Additional Subsidiaries.

F. 	The Constituent Entities are sufficiently dependent upon each other and so interrelated, that any advances made by FINOVA under the Loan Agreement to any of them would directly benefit all of the other Constituent Entities as a result of their consolidated operations and identity of interests, and that the Constituent Entities rely on each other for management and/or financial resources.

G. 	The Constituent Entities have requested that FINOVA treat them as co-borrowers under the Loan Agreement, as a single, consolidated business enterprise, jointly and severally responsible for the Obligations under the Loan Agreement, so as to permit advances to be allocated among the Constituent Entities as they shall decide, from time to time, to be in their best interests.

H. 	FINOVA is willing to proceed on the basis of treating all of the
Constituent Entities as a single, consolidated business enterprise, and view their operations on a consolidated basis as requested by Keystone, to add the Additional Subsidiaries as co-Borrowers under the Loan Agreement, and to delete LRS as a Borrower under the Loan Agreement.

I. 	FINOVA is willing to further amend the Loan Agreement under the terms and conditions set forth in this Amendment. The Constituent Entities are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of FINOVA's rights or remedies as set forth in the Loan Agreement are being waived or modified by the terms of this Amendment.

	NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. 	The definitions of "Borrower" and "Borrowers" set forth in the preamble to the Loan Agreement are hereby amended to delete LRS as a Borrower under the Loan Agreement and to include the Additional Subsidiaries, as jointly and severally responsible with Keystone for all Obligations now or hereafter outstanding under the Loan Agreement, and by its execution of this Amendment, LRS withdraws as a Borrower under the Loan Agreement, and by their execution of this Amendment, the Additional Subsidiaries assume all of the rights, duties and obligations of a Borrower under the Loan Agreement as if they had initially been parties thereto.

2. 	Section 14.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

"14.2	  Loans.  Make advances, loans or extensions of credit to, or invest in, any Person, except for (i) advances, loans or extensions of credit to the other Borrower(s) in an aggregate amount outstanding at any time of not greater than Two Hundred Thousand Dollars ($200,000); provided, however, that no such advance, loan or extension of credit shall be made by a Borrower to any other Borrower if an Event of Default had occurred and was continuing hereunder or would occur with notice or the passage of time, or both, or would result from such payment; provided further, however, that after giving effect to each such advance, loan or extension of credit, the Borrower making such advance, loan or extension of credit shall have Excess Availability in an amount not less than twenty percent (20%) of that amount equal to eighty percent (80%) of the net amount of the then Eligible Receivables of such Borrower; and provided further, however, that Borrowers shall provide to FINOVA no later than the next succeeding Business Day after the date of any such advance, loan or extension of credit, a report, in form and substance satisfactory to FINOVA, setting forth the calculation, in the manner provided in Schedule 14.2 attached hereto, demonstrating that after giving effect to any such advance, loan or extension of credit, Borrowers have Excess Availability in the minimum amount required by the preceding proviso; (ii) advances, loans or extensions of credit to US 1 in an aggregate principal amount outstanding at any time of not greater than One Hundred Thousand Dollars ($100,000), and (iii) advances to owners/operators in the ordinary course of business in an amount not to exceed either Five Thousand Dollars ($5,000) to any owner/operator, or Three Hundred Fifty Thousand Dollars ($350,000) to all owners/operators;"




3. 	Section 14.5 of the Loan Agreement is hereby amended to read in its entirety as follows:

"14.5 Indebtedness of Others. Become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit, except for (i) Indebtedness of the other Borrower(s) in an aggregate amount outstanding at any time of not greater than Two Hundred Thousand Dollars ($200,000), and (ii) Indebtedness of US 1 in an aggregate principal amount outstanding at any time of not greater than One Hundred Thousand Dollars ($100,000);"

4. 	The section in the Schedule to the Loan Agreement entitled "Loans
(Section 1.2)" is hereby amended to read in its entirety as follows:

"LOANS (Section 1.2): Revolving Loans: A revolving line of credit consisting of loans against the Borrowers' Eligible Receivables ("Receivable Loans"), accounted for on the basis of each individual Borrower, in an aggregate outstanding principal amount at any time which shall not exceed the lesser of:

(a)	the amount of the Total Facility; or

(b)	the sum of (i) with respect to loans to Keystone, the
lesser of (A) Two Million Dollars ($2,000,000) or (B) an amount equal to eighty percent (80%) of the net amount of Eligible Receivables of Keystone only, and
(ii) with respect to loans to each of CNL, CNT, GLT or GLB, the lesser of (A) One Million Dollars ($1,000,000) or (B) an amount equal to eighty percent (80%) of the respective net amount of Eligible Receivables of each of GLT or GLB, or seventy-five percent (75%) of the respective net amount of Eligible Receivables of each of CNL or CNT, as the case may be; provided, however, that in the event FINOVA receives a field audit of CNL and CNT, such field audit anticipated to be commenced approximately thirty (30) days after the initial advance to CNL or CNT hereunder, satisfactory to FINOVA, the advance rate against the Eligible
Receivables of CNL and CNT shall increase from seventy-five percent (75%) to eighty percent (80%); and provided further, however, that at no time shall aggregate advances to CNL, CNT, GLT and GLB exceed One
Million Dollars ($1,000,000).

Each Revolving Loan advance hereunder shall be advanced by FINOVA to a specified Borrower based upon the net amount of the Eligible Receivables of the specific
Borrower to whom the Revolving Loan advance is to be made. The Borrowers shall reconcile, by Borrower, Revolving Loan Advances to the net amount of Eligible
Receivables on a monthly basis, by providing FINOVA with a consolidating borrowing base certificate pursuant to Section 5.1(1) hereof."






5. 	(a)  The first subparagraph of the section in Schedule to the Loan
Agreement entitled "Reporting Requirements (Section 5.2)" is hereby amended to read in its entirety as follows:

"1. Each of the Borrowers shall provide FINOVA with monthly agings aged by invoice date and reconciliations of receivables within ten (10) days after the end of each month, which aging reports shall be accompanied by a consolidating borrowing based certificate dated as of the last day of the preceding month showing the calculation of the net amount of Eligible Receivables by Borrower, the outstanding Revolving Loan advances to each such Borrower, and the resulting net borrowing availability to each Borrower as of the end of the preceding month, such consolidating borrowing based certificate to be in form satisfactory to FINOVA."

(b)	The following provision is added at the end of the Section in the Schedule entitled "Reporting Requirements (Section 5.2)":

"In the event that any Borrower is not in compliance with any of the reporting requirements set forth in Section 5.2 of the Loan Agreement and the Schedule, FINOVA may, in addition to its right to exercise any other rights or remedies hereunder in response to such non-compliance, charge the Borrowers a fee for such failure to comply of Two Hundred Dollars ($200) per day from the date of the occurrence of such failure to comply with the reporting requirements hereunder until such failure is either cured or waived by FINOVA as provided herein (the 'Late Reporting Charge'); provided, however, that the Late Reporting Charge will not be assessed for a late submission of the reconciliation of Receivables as required by subparagraph 1 of Section 5.2 of the Schedule unless such report is not submitted within fifteen (15) days after the end of the applicable month.

6. 	The section on the Collateral Monitoring Fee, set forth under
"Interest and Fees" (Section 3.1) in the Schedule to the Loan and Security Agreement, is hereby amended to read in its entirety as follows:

"Collateral Monitoring Fee. Commencing December 1, 1996, and on the first day of each calendar month thereafter, the Borrowers shall pay FINOVA a Collateral Monitoring Fee of Five Hundred Dollars ($500) which shall be deemed fully earned as of the time of each payment."

7. 	The following changes are made to the section entitled "Borrower
Information" in the Schedule to the Loan Agreement:

Borrowers' States of Incorporation (Section 12.1):
	Keystone Lines - California
	Carolina National Logistics, Inc. - Indiana
	Carolina National Transportation, Inc. - Indiana
	Gulf Line Transport, Inc. - Indiana
	Gulf Line Brokerage, Inc. - Indiana

Borrowers' Location (Section 12.16):	1000 Colfax
					Gary, Indiana  46406



8. 	The Financial Covenants (Section 13.14), as set forth in the
Schedule to Loan and Security Agreement, are hereby amended to read in their entirety as follows:

"The Borrowers shall comply with the following financial covenants. Compliance shall be determined individually for each Borrower, and on a consolidated basis at the US1 level, as of the end of each month, as specifically provided below:

Net Worth:	The Borrowers shall maintain Net Worth of not less than the
correlative amounts set forth below for the periods stated:

						   Period

	December 3,	January 1, 1997	July 1, 1997 and
	1996 through	through June 30,	thereafter
	December 31,	1997
Borrower(s)	1996


Consolidated	  (-$4,400,000)*  (-$4,100,000)*       (-$3,800,000)*
Keystone	$	900,000	$	950,000	$	  1,000,000
CNL	        $	1,000**	$	1,000**	$	  1,000**
CNT	        $	1,000**	$	9,000**	$	250,000**
GLT	        $	1,000	$	9,000	$	 75,000
GLB	        $	1,000	$      35,000	$	  1,000

* The minimum Net Worth requirement for the applicable period shall be reduced (if negative) or increased (if positive), at such time, and from time to time, as US1 shall have received additional cash equity capital, in an amount equal to one hundred percent (100%) of the additional cash equity capital up to an amount of Two Hundred Thousand Dollars ($200,000), and fifty percent (50%) of any additional cash equity capital in excess of such amount.

**The minimum Net Worth requirement for the applicable period shall be reduced (if negative) or increased (if positive), at such time, and from time to time, as CNL or CNT, as the case may be, shall have received additional cash equity capital, in an amount equal to fifty percent (50%) of the additional cash equity capital.


Total Debt Service
Coverage Ratio:		The Borrowers shall maintain Total Debt Service
Coverage ratios of not less than the correlative ratios set forth for the periods stated.
Compliance with this covenant shall be measured on a cumulative monthly rolling basis of twelve
(12) months (or for such lesser period as a Borrower has been in operation). All calculations shall be based on the profit and loss statements for each borrower and on a consolidated basis for all Borrowers at the US1 level prepared in accordance with generally accepted accounting principles consistently applied:

			   Period

	December 3,	June 1, 1997	July 1, 1997 and
	1996 through	through June 30,	thereafter
	December 31,	1997

Borrower(s)	1996

Consolidated	1.25:1.00	1.25:1.00	1.25:1.00
Keystone	1.10:1.00	1.10:1.00	1.10:1.00
CNL	        1.10:1.00	1.10:1.00	1.10:1.00
CNT	        1.10:1.00	1.10:1.00	1.10:1.00
GLT	        1.10:1.00	1.10:1.00	1.10:1.00
GLB	        1.10:1.00	1.10:1.00	1.10:1.00


9. 	The following definitions set forth in Section 18 of the Loan
Agreement are hereby amended to read as follows:

"Current Assets" at any date means the amount at which the current assets of an individual Borrower, or of all of the Borrowers on a consolidated basis determined at the US1 level, would be shown on a balance sheet of the individual Borrower or of all of the Borrowers, as the case may be, as of such date, prepared in accordance with generally accepted accounting principles, consistently applied, provided that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom."

"Current Liabilities" at any date means the amount at which the current liabilities of an individual Borrower, or of all of the Borrowers on a consolidated basis determined at the US1 level, would be shown on a balance sheet of the individual Borrower or of all of the Borrowers on a consolidated basis, as the case may be, as of such date, prepared in accordance with generally accepted accounting principles, consistently applied."

"Excess Availability" means, on an individual Borrower basis, the amount, as determined by FINOVA, calculated at any time, equal to: (a) the amount of the Revolving Loans available to a Borrower as of such time based on the applicable lending formulas multiplied by the net amount of Eligible Receivables, as determined by FINOVA, and subject to the sublimits and availability reserves from time to time established by FINOVA hereunder, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Revolving Loan advances made by FINOVA to such Borrower, (ii) the aggregate amount of all trade payables of such Borrower which are more than sixty (60) days past due as of such time, and (iii) the aggregate amount of such Borrower's bank overdrafts.

"Net Worth" at any date means an individual Borrower's net worth, or the net worth of all of the Borrowers determined on a consolidated basis at the US1 level, as the case may be, in each case determined in accordance with generally accepted the accounting principles, consistently applied."


"Total Debt Service Coverage Ratio" means, as to each Borrower and as to all Borrowers on a consolidated basis at the US1 level, the ratio of each Borrower's or all of the Borrowers', as the case may be, (i) net profit after taxes but before any extraordinary items or non-recurring events, plus depreciation, plus amortization, plus interest, minus cash Capital Expenditures, to (ii) principal, plus interest, plus dividends and distributions to US 1."

10. 	The following definitions are added to Section 18 of the Loan
Agreement:

"KL" means Keystone Logistics, Inc., an Indiana corporation and a co-borrower hereunder.

"CNL" means Carolina National Logistics, Inc., an Indiana corporation and a co-borrower hereunder.

"CNT" means Carolina National Transportation, Inc., an
Indiana corporation and a co-borrower hereunder.

"GLT" means Gulf Line Transport, Inc., an Indiana corporation and a co-borrower hereunder.

"GLB" means Gulf Line Brokerage, Inc., an Indiana corporation and a co-borrower hereunder.

11. 	Remedies.  The second sentence of Section 17.2 of the Loan
Agreement is hereby amended to read as follows:

"Borrowers agree that FINOVA shall have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default Borrowers hereby consent to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue as set forth in
Section 19.7 hereof, and Borrowers waive notice and posting of a bond in connection thereof".

12. 	Effectiveness of this Amendment.  FINOVA must have received the following items, in form and content acceptable to FINOVA, before this Amendment is effective and before FINOVA is required to extend any credit to the Borrowers (with the exception of advances to CNL and CNT for which the additional requirements of Paragraph 13 shall apply) as provided for by this Amendment. The date on which all of the following conditions have been satisfied is the "Closing Date".

(a) 	Amendment. This Amendment fully executed in a sufficient
number of counterparts for distribution to FINOVA and the Borrowers.

(b) 	Authorizations.  Evidence that the execution, delivery and
performance by each Borrower and each guarantor or subordinating creditor of this Amendment or consents thereto and of any other instrument or agreement required by FINOVA in connection therewith have been duly authorized.




(c) 	Representations and Warranties.  The Representations and
Warranties set forth in the Loan Agreement must be true and correct.

(d) 	Other Required Documentation. All other documents and legal
matters in connection with the transactions contemplated by this Agreement, including all items set forth on the Document Checklist attached as Exhibit A hereto and incorporated herein by this reference shall have been delivered or executed or recorded and shall be in form and substance satisfactory to FINOVA.

(e) 	Payment of Modification Fee.  FINOVA shall have received from the Borrowers a Modification Fee of $1,000 for the processing and approval of this Amendment.

(f) 	Credit Policies.  The Borrowers shall have demonstrated to
the satisfaction of FINOVA the policies and procedures by which they screen and approve the credit quality of new account debtors.

(g) 	Employment Contracts.  The Borrowers shall have provided
FINOVA with copies of all employee employment contracts or other agreements and such contracts and agreements shall be acceptable in form and substance to FINOVA.

(h) 	Projections.  The Borrowers shall have provided to FINOVA, in form and substance satisfactory to FINOVA, projected consolidating financial statements through December 31, 1997.

13. 	Effectiveness of this Amendment with Respect to Advances to CNL and
CNT.
FINOVA shall have received the following items, in addition to the items set forth in Paragraph 12 above, in form and content acceptable to FINOVA, before this Amendment is effective with respect to advances to CNL and CNT and before FINOVA is required to extend any credit to CNL and CNT as provided for by this Amendment.

(a)	US1 Equity. US1 shall have raised additional cash equity
capital in the minimum amount of Two Hundred Thousand Dollars ($200,000).

(b)	CNL and CNT Equity. CNL and CNT, individually or in the
aggregate, shall have received additional cash equity capital in the minimum amount of One Hundred Thousand Dollars ($100,000) which amount shall be in addition to the minimum amount of cash equity capital required to be raised by US1 as provided in subparagraph (a) above.

(c)	Lockbox. CNL and CNT shall have established lockbox or
dominion accounts as provided by Section 7.3 of the Loan Agreement.

(d)	Field Audit. FINOVA shall have received and reviewed its
field audit of the Borrowers for the period ending September 30, 1996 and as a result of such review, FINOVA shall have determined that Borrowers are in compliance with the financial reporting and other requirements of the Loan Agreement.

(e)	Background Report.  FINOVA shall have received such credit
and background reviews as FINOVA considers appropriate on Mr. Martin F. Chitty, Sr., and of such reports shall be satisfactory to FINOVA.




(f)	Delivery Receipts.  Notwithstanding any other provision of
this Agreement to the contrary, Receivables of CNL and CNT in excess of One Thousand Dollars ($1,000) each shall not be considered Eligible Receivables until such time as FINOVA shall have received and approved the delivery receipts with respect to the shipment giving rise to the Receivables.

14. 	Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of Arizona governing contracts only to be performed in that State.

15. 	Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

16. 	Due Execution.  The execution, delivery and performance of this
Amendment are within the power of the Borrowers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on the Borrowers.

17. 	Effect of Amendment.  Except as set forth expressly herein, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to FINOVA. To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

18. 	Ratification.  Borrowers hereby restate, ratify and reaffirm each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

19. 	Estoppel.  To induce FINOVA to enter into this Amendment and to continue to make advances to Borrowers under the Loan Agreement, Borrowers hereby acknowledge and agree that, after giving effect to this Amendment, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against FINOVA with respect to the Obligations.

20. 	Waiver.  The Borrowers acknowledge that FINOVA may not have
strictly enforced the reporting requirements, or financial covenants or other terms and conditions of the Loan Agreement. Any such prior failure by FINOVA, pursuant to Section 19.2 of the Loan Agreement, shall not operate as a waiver of Borrowers' required future compliance with all of the terms and conditions of the Loan Agreement. The Borrowers agree that FINOVA may strictly enforce all of the terms and conditions of the Loan Agreement including, but not limited to, the reporting requirements as amended by this Amendment and that any past leniency by FINOVA shall not be deemed a waiver of the Borrowers requirements for future performance. In furtherance of the foregoing, the Borrowers acknowledged that FINOVA has been advancing against Receivables shown on Borrowers' aging reports as outstanding for the period of from 60 to 90 days of invoice date, notwithstanding the fact that the definition of Eligible



Receivables considers Receivables unpaid after 75 days after invoice date to be ineligible. Commencing with Borrowers' reporting period ending December 31, 1996, FINOVA shall no longer advance against any Receivables shown under a category in a monthly aging report as outstanding for a period longer than 75 days after invoice date, or against any Receivables shown in a aging category that includes the 75th day after invoice date, such as a reporting category of from 60 to 90 days.

	IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

	KEYSTONE LINES,
	a California corporation

	By:______________________________
	Title:____________________________

	L.R.S. TRANSPORTATION, INC.,
	an Indiana corporation

	By:_____________________________
	Title:___________________________

	CAROLINA NATIONAL LOGISTICS, 	INC.,
	an Indiana corporation

	By:______________________________
	Title:___________________________

	CAROLINA NATIONAL
	TRANSPORTATION INC.,
	an Indiana corporation

	By:_______________________________
	Title:____________________________

	GULF LINE TRANSPORT INC.,
	an Indiana corporation

	By:______________________________
	Title:___________________________

	GULF LINE BROKERAGE INC.,
	an Indiana corporation

	By:______________________________
	Title:___________________________

	FINOVA CAPITAL CORPORATION,
	a Delaware corporation

	By:______________________________
	Title:___________________________


	Schedule 14.2




Date of Intercompany Advance,
Loan or Extension of Credit:			_______________, 19__

   (a)    Net Amount of Eligible
          Receivables (gross
          Eligible Receivables
          less returns, allowances
          and other adjustments)		$____________________

   (b)    Eighty Percent (80%) of
          the net amount of
          Eligible Receivables			$____________________

   (c)    Twenty Percent (20%) of (b)		$____________________

   (d)    Total Excess Availability
          (as defined in the Schedule
          to Loan and Security Agreement)	$____________________

   (e)    (d)  >  (c)				?  yes
					        ?  no




     I hereby certify that the foregoing calculations are true and correct to the best of my knowledged after due inquiry as of the date hereof.


Dated:________________		________________________________
				Chief Financial Officer